EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Theodore H. Bunting, Jr., Senior Vice President and Chief Accounting Officer of Entergy Arkansas, Inc. (the “Servicer”), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Storm Recovery Property Servicing Agreement dated as of August 18, 2010 between Entergy Arkansas Restoration Funding, LLC, as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 29, 2011

Entergy Arkansas, Inc., as servicer

By:   /s/ Theodore H. Bunting, Jr.
Name:    Theodore H. Bunting, Jr.
Title:      Senior Vice President and Chief Accounting Officer